Exhibit 99.1

Infinite Reality Investor Call August 10, 2022

Corporate Speakers:

•	Sean Cross; President of Global Business Development and Revenue; Infinite Reality
•	Amish Shah; Chief Investment Officer; Infinite Reality
•	Rodric David; President and Co-Founder; Infinite Reality
•	John Acunto; CEO; Infinite Reality
•	Jason Eustace; CFO; Infinite Reality
•	Elliot Jobe; Chief Innovation Officer; Infinite Reality
•	Dave Balic; President; Infinite Reality Entertainment
•	Unidentified Speaker; Company Representative; Infinite Reality
•	Unidentified Speaker; Company Representative; Infinite Reality
•	Unidentified Speaker; Company Representative; Infinite Reality

PRESENTATION

Operator^ This communication contains forward looking statements. USI and Infinite Reality [generally] identify forward looking statements by terminologies such as may, should, expects, plans, anticipates, could, intends, target, projects, contemplates, believes, estimates, predicts, potential or continue or the negative of these terms or other similar words.

These statements [are only] predictions. Infinite Reality has based these forward looking statements largely on their then current expectations and projections about future events and financial trends, as well as beliefs and assumptions of management. Forward looking statements are subject to a number of risks and uncertainties, many of which involved factors or circumstances that are beyond each of Infinite Reality’s control.

Infinite Reality’s actual results could differ materially from those stated or implied in forward looking statements due to a number of factors including but not limited to, risks associated with the ability to obtain the shareholder approval required to consummate the proposed transactions and the timing of the closing of the proposed transaction, the outcome of any legal proceedings that may be instituted against the parties and others related to the proposed transactions, the occurrence of any event change or other circumstances or condition that could give rise to the termination of the proposed transactions, statements regarding future events, actions or performance.

Accordingly, forward looking statements are not guarantees and you should not rely upon forward looking statements as predictions of future events. Infinite Reality cannot assure you that the events and circumstances reflected in the forward looking statements will be achieved or occur and actual results could differ materially from those projected in the forward looking statements. The forward looking statements made in this communication relate only to events as of the date on which the statements are made, except as required by applicable law or regulation.

Infinite Reality undertakes no obligation to update any forward looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of an anticipated event.

This communication should not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor should there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration [or] qualification under the securities law of any such jurisdiction.

No offering of securities in connection with the proposed merger shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act of 1933 as amended.

Sean Cross^ Good afternoon, and welcome to Infinite Reality. I'm Sean Cross President of Global Business Development and Revenue. We're here to welcome you to the conference call and very excited to share with you the Chairman of ReKT, now our Chief Investment Officer, Amish Shah. Amish?

Amish Shah^ Thanks, Sean. ReKT Global is so excited about what you're going to hear today. In fact, one of the main reasons that we're so excited about Infinite Reality is our next evolution into the metaverse. In fact, Rodric is going to tell you a little bit more about what you're going to see today.

Rodric David^ Thanks, Amish. Welcome. I'm Rodric David, the President and Co-Founder of Infinite Reality and the Founder of Thunder Studios. Today, John Acunto, our CEO is going to give you and overview of the company. We'll – we're going to do a walk through in our Entertainment Division because we work with the world’s best talent every day.

Then Elliott Jobe is going to give you a view into our Metaverse Innovation business. And you'll learn a little bit about the technology that underpins our technology – our innovation. Jason Eustace, our CFO is going to give you a financial overview and some insight into the timing into market. We'll then do a final summary and then we'll address the questions you've all submitted prior to the presentation today. Thank you for your time and enjoy the presentation.

John Acunto^ Thank you very much Rodric and of course everyone got a chance to meet with Sean and Amish as they gave – what a great introduction. We've got an amazing, amazing presentation coming up for you today. And I know this is done virtually again this year, and since last year, obviously it is amazing to see the country open, the people moving around and doing those things, so we hope the next shareholder meeting, we can see all of you in person.

But let me tell you, the excitement and the energy here at Infinite Reality is through the roof. If you were here there'd be a standing ovation after just the amazing talent that we have coming before you today, but let's summarize a little bit since the last time we met, some great things that have happened.

The first thing is we secured our [CIPA with your bill] for $200 million. We got that done in April. It's a big part of our finance strategy. You're going to be hearing more from our CFO Jason Eustace and he'll walk you through a lot of our financing strategy and plans, super important for that.

In May, we did file our S4 – very, very important to get that S4 filed, get ourselves in queue and get ourselves in line. For those with ReKT that don’t know, we're doing a transaction with a New York Stock Exchange entity that would eventually bring us public through a reverse acquisition.

The first step of that process is that S4, obviously and with the closing of ReKT Global, in July, we're obviously going to need to do a quick amendment, but we're on track for that.

In June, we were able to get an LOI with the country of Luxemburg and the European Metaverse Innovation Hub. This is very important for our European strategy. I think you're going to hear a little bit more about our strategy and more importantly our European strategy.

For those who do not know about the ReKT assets and businesses, they have two [East Forts] franchises [and] five teams, but they're very European centric in a lot of ways, so it's super important for our long term strategy to have that European focus, and so that was great to finalize some big opportunities out of Luxemburg.

And obviously, the big news of the past 60 days has been the closing of ReKT, a near half billion dollar acquisition. And really for us, this is the beginning of our roadmap.

As we start to unfold our story and give you a little bit of the strategy and ultimately, I think everyone will understand, everything that we're putting out, even though you guys are our amazing shareholders, we're actually releasing this to the public. So, there's a lot of strategy unfortunately that you're not going to get here today on this shareholder call.

We do encourage you to reach out to Sean, Amish and the – and [Amit] and this great amazing [fun] – Jason, our CFO to get more detailed information about some of the amazing things happening. But in the meantime, sit back and enjoy our senior leaders from both Infinite Reality and our new leadership teams from ReKT, coming together to give you a great presentation of where we are.

Unidentified Speaker^ Welcome to Infinite Reality Entertainment.

Dave Balic^ Hi, I'm Dave Balic, and I am the President of Infinite Reality Entertainment and we are so thrilled to talk to you today about the next evolution of ReKT Global and the combination of ReKT Global and Infinite Reality. Amish?

Amish Shah^ Let me tell you, we haven’t been this excited for the Gen Z Millennial demographic that we call the digital generation. In fact, we have everything that caters to them from influencers that you see on YouTube or TikTok to [E-Sports] where you could watch your favorite gamer play Call of Duty or Legal Legends with Rogue. We also have a NIL platform – Dave?

Dave Balic^ We are the world’s first fully integrated metaverse and entertainment business and we are excited to take you through and showcase what we're building here at Infinite Reality.

Unidentified Speaker^ Let me tell you, when we first met John, Rodric, the rest of the crew that you've been speaking to or listening to today, we could not imagine that this would be the next evolution of our company.

In fact, if any other E sports go or gaming company would have done what we have, and sees what we have going on for the next 5 to 10 years in the metaverse, I think it would just be incredible.

Unidentified Speaker^ Well, as a digital generation business, we know that our assets and our properties play incredibly well in this next generation, which is the metaverse. So at that, why don’t you allow us to show you what we've built.

(Video Begins)

Unidentified Speaker^ With 150,000 square feet of state of the art studio space in Long Beach California, Thunder Studios offers 10 main stages able to create any conceivable production as well as a fully developed e-sports arena complete with VIP lounges and control rooms, huge [XR] displays, high tech remote broadcasting capabilities and even a fleet of mobile broadcast trucks capable of broadcasting a diverse array of live events.

It's also a home of emerging original content, combining Infinite Reality’s original IP with Thunder Studios’ amazing capabilities, and with cutting edge virtual production within the metaverse, Thunder Studios can elevate any production to a new level.

Leveraging a combination of championship winning teams, celebrity partnerships and top influencers, Infinite Reality’s enormous reach in e-sports is matched only by its pro players’ determination to be the best in the world. No organizations exemplify this like Rogue and the London Royal Ravens competing at the highest level of games such as League of Legends and Call of Duty.

With 14 world titles and dozens of major championships under their belt, Infinite Reality is a global e-sports juggernaut with a unique ability to scout and develop talent, making Rogue and the Ravens the premier e-sports development programs in the world.

As the metaverse continues to exponentially grow into one of the world’s largest technological revolutions, we know everyone’s consumption habits will continue to change in this new digital world.

If you want to engage highly sought after forward thinking and technological savvy customers and ensure your brand’s support from them, Infinite Reality’s media services can appropriately target and provide programmatic solutions to reach anyone with proven authentic campaigns.

Infinite Reality’s previous partnerships with brands like Fortnight, Breaking Bad and Fallout Four, more than speak to its success in crafting authentic, engaging campaigns that cut through the competition to reach pop culture’s most sought after demographics.

Representing the top 1% of digital creators, [Telenex] is the premier Gen Z talent management company with a proven powerful portfolio, including the likes of [Gaby Murray] and [Brice Hall]. [Telenex] is always on the lookout for the next game changing social influencer.

Whether producing acclaimed live events, creating epic virtual experiences, or crafting jaw dropping digital content, Infinite Reality’s proven personal approach stands uncontested, whether development a pro e-sports tournament, a multiday virtual conference with tens of thousands of digital attendees or a major Twitch influencer showdown, Infinite Reality’s Events team delivers engaging live and virtual content of any size and scope.

Student athletes can now benefit from their name, image and likeness financially and universities and colleges everywhere are looking to solve key issues related to financial compensation for student athletes. Exchange Factor is a turnkey solution that manages student athlete contract and payments, [NIL] obligations, fan and supporter engagement and more while maintaining compliance with NCAA state and university regulations.

(Video Ends)

Unidentified Speaker^ Well, [Candela], that's what we do every day.

Unidentified Speaker^ That's exactly right. That's what we love to do.

Rodric David^ So, as you saw – you saw a small component of the things that we do at Infinite Reality Entertainment every single day to engage with youth culture. We're very, very focused on the creator economy.

And with the addition of ReKT to our assets, we now have consumer facing brands in influencer marketplace with [Talent X], with the burgeoning NIL business in [Exchange Factor] plus also the professional e-sports category with the addition of Rogue and the various games they play in that brand and the London Royal Ravens in Call of Duty.

That allows us to actually focus on the creator economy and produce programming that is appealing to 52% of the United States, which is classified as either Gen Z, Millennial and the merging Alpha generation, which has an average age of 19. Using the metaverse as a distribution strategy will revolutionize how broadcasting and programming is done in the future.

I introduce you now to Elliott Jobe who heads our Innovation business, and he will now show you how we see the metaverse changing the world.

Elliott Jobe^ Thanks so much, Rodric.

Unidentified Speaker^ Great.

Elliott Jobe^ So, I'm Elliot Jobe, Chief Innovation Officer Infinite Reality and Sean?

Sean Cross^ Sean Cross, I'm back again, we're very excited to talk to you and really [bring – breathe] you into the world of metaverse and help you understand what that is…

Elliott Jobe^ [Let's]…

Sean Cross^ … and where – and where it's happening today…

Elliott Jobe^ Right.

Unidentified Speaker^ Right, where are we at, what's happening (Inaudible) what are some of the things we're coming across, and a little bit to lead you into that, I think we want to touch on one more time, really what got us into this metaverse thing [in the big] – in the first place in a really big way, which is to take us back to 2020…

Unidentified Speaker^ OK.

Unidentified Speaker^ … in the midst of COVID there are a number of artists and creators that we had relationships with that were unable to get together and be part of this Burning Man experience (Inaudible) had run for 20 plus years straight before COVID hit and shut things down, and so…

Unidentified Speaker^ Let – let…

Unidentified Speaker^ Yes.

Unidentified Speaker^ … but let's give them a little more color on that…

Unidentified Speaker^ Please.

Unidentified Speaker^ … to understand why this is so critical, when you look at this from an investor’s point of view, Burning Man, we've all heard Elon Musk talk about his experiences at Burning Man, but when you think about the leadership right…

Unidentified Speaker^ (Inaudible).

Unidentified Speaker^ … you have the top leaders from everyone in San Francisco, Google, Apple, Amazon, Facebook, all there attending this event, so it is the top of technology there. Google records out of there. So, you've got a mind force there really that is thinking about the future constantly.

Unidentified Speaker^ Yes, and it's a community that's – that's – has an incredible, incredible – maybe some of the most brand loyalty that one can find. And so, when we jumped in, we were really there to – at first, help the creators that weren’t able to perform, they weren’t able to put on their acts, and so we created this interactive experience with over 1,000 creators over the course of the week. We had about 60,000 people that came by during the course of the event…

Unidentified Speaker^ Right.

Unidentified Speaker^ … you know, got to have some kind of taste and experience of what we were doing…

Unidentified Speaker^ Yes, and…

Unidentified Speaker^ Yes.

Unidentified Speaker^ … so as we look at this – the way we've really thrust into the metaverse is based on the needs of the people that we're talking to. Let's go in terms of Europe, we've been in Europe for the past year and a half, we've had conversations with their government – Luxemburg, right we've recently announced a major initiative, letter of intent [and] the work that we're doing with Luxemburg, but why is this so important, right?

Luxemburg is looking at the future of where they're going. As we had conversations, it grew from initial conversations with the government into talking to the Prime Minister and to talking to the entire cabinet, right, and their realization of where things are going and this is what they have to pay attention to…

Unidentified Speaker^ Yes, right…

Unidentified Speaker^ (Inaudible).

Unidentified Speaker^ … yes, and the thing to kind of maybe help ground this a little bit is thinking about the metaverse as really that removal of distance. So, if you think even geographically – if everyone’s connected via the internet here, but you could have this incredible depth of connection, depth of engagement, then really the borders so to speak are gone.

Unidentified Speaker^ Part of the initiative that we're doing with them is not only creating an innovation hub there, but it's also the education side of what they're doing.

Unidentified Speaker^ (Inaudible) we know and have seen some of the challenges that US tech companies have experienced, particularly on the social side…

Unidentified Speaker^ Right.

Unidentified Speaker^ … in terms of running up against what Europe wants to do in terms of protecting that sovereign data of the end user…

Unidentified Speaker^ With GDPR…

Unidentified Speaker^ … exactly, so we're starting right from the beginning sort of hand in hand and it's a partnership with the government, figuring out what is that model for how those – the participants can own and manage that data and maybe give us a little bit about the education stuff…

Unidentified Speaker^ Right…

Unidentified Speaker^ … that's – that's grown out of this…

Unidentified Speaker^ And that's what's really interesting, so the projects that we were already involved in as we delivered that back to the government and put that in front of the cabinet and they saw education as a simple forward thinking aspect of what's going to happen in the future. We need our populists to really step into this next move into Web 3.

And so, education came forward, they immediately saw that the forefront of education would drastically change.

Unidentified Speaker^ And so, specifically with Europe and that interactivity, so how about – give them a little bit about [Fuels Europe] and this was basically a client who, in their outreach historically had used videos to sort to try to engage with the public and maybe kind of give them that…

Unidentified Speaker^ Yes, and in talking to the Director of [Fuels Europe] you might sit back and go all right, fuel company, why talk to a fuel company? So, what a lot of people don’t understand is that fuel companies are actually the biggest investors in sustainability, so a hot button for Europe very much a part of the discussion and everything they're looking at is how do they get to carbon neutrality?

And so, the fuel companies have been investing in the next generation of industry, but they really have taken a back seat to being on the progressive front side of that, wanting to foster that message couldn't do it. So, when we first sat with the Director of [Fuels Europe], conglomerate of 41 fuel companies, does 1.4 trillion annually inside Europe, and really how they could communicate that message.

And when we had that first conversation, right, the leader there said listen, I – I've seen (Inaudible), I've seen Sandbox, I've seen these other options and it's a cute little gaming environment and so he's – he's leaning back and really not interested in what we had to share and then we started showing him these photorealistic environments, the combination of your history and background of Hollywood and driving that into an experience where you can really communicate a message.

And he went from leaning back to really leaning forward, to saying look, we can develop a message over the next couple of years, we can share – we've come up with a plan for carbon neutrality where we actually use biofuels and get Europe to that carbon neutral position, so a major initiative on sustainability, and it all came out of that conversation.

First, OK wait you can give us visual – the way that we want to look, the way we want to be professional, the way that we see ourselves, but take it to a whole ‘nother level, and that was really a lot of what you were doing in developing that vision there, right…

Unidentified Speaker^ Yes. No, 100% and just thinking in terms of the breadth of different verticals that we've run into – another one where there's been really massive, I mean titanic engagement in terms of trying to be able to satisfy the demand is looking to broadcast…

Unidentified Speaker^ Right.

Unidentified Speaker^ … because there's a lot of talk about reach in metaverse and how do you grow this and that, and the reality of broadcast is the audience is there…

Unidentified Speaker^ Right.

Unidentified Speaker^ … and so some of the conversations that have come up are around broadcasters looking at either traditional formats or even pay per view and saying what happens to that formula when you add the social aspect of metaverse, when you add the ecommerce aspect of metaverse.

And so unfortunately, it's a little bit early days to sort of name names [of all that]…

Unidentified Speaker^ Yes, [we can't the names, right]…

Unidentified Speaker^ … but in terms of the – just the acceleration and the gravity that we're seeing of an entire vertical of content that is excited to add on all this other capability and engagement and sales, and in particular, branding, right [the]…

Unidentified Speaker^ Right.

Unidentified Speaker^ ... the inventory aspect of sponsorship for an event when you create a metaverse, now you have literally doubled the [invent] – sales inventory of that particular property and you've taken them global on a different level than they might have in terms of regional rights with broadcast, right. It’s a really interesting thing. We see it with boxing in the States…

Unidentified Speaker^ That's right.

Unidentified Speaker^ … we see it with – a lot of car type competitions – being a little general, but there's [all]…

Unidentified Speaker^ But even larger…

Unidentified Speaker^ Yes.

Unidentified Speaker^ … stadium type of experiences, right…

Unidentified Speaker^ [Yes].

Unidentified Speaker^ … so as we look at all the conversations we're having around different types of sports, different types of events going on and really – let's go to [Po], right. We were at a major sports event – we were at a clean fuel event – we're a sponsor there, but the conversation of capturing that feeling of being in that city…

Unidentified Speaker^ Right.

Unidentified Speaker^ … and that experience – and as those bounce – you get one perspective when you look at traditional broadcast, but as you take them into a metaverse, it's a whole different experience. And that's how this is – multiplied with so many different…

Unidentified Speaker^ Yes.

Unidentified Speaker^ … conversations.

Unidentified Speaker^ And now with these sports teams and franchises that we have, a number of which are anchored in Europe, being able to see that broadcast model, so to speak, of streaming also having that addition of the social engagement, rather than just sort of a chat box that you might have on Twitch or something like that.

And we've seen that same model here with entertainment where there are – interactive has sort of been over here, scripted has been over here, but they're actually converging in this incredible way and standing here with this XR stage, even thinking about the environments and things that are being created for television shows that can be used for the production of the show for scripted and streaming, but then also for the metaverse experience there can be a companion to that.

Unidentified Speaker^ Yes, and really compelling new asks, right. Every time we walk in the door with another brand, there's a problem they are trying to solve that heretofore, was really a one off, right. We've seen an awful lot of one off experiences, one off challenges [they] can do one time, and now what we're really doing in the touch base that we have with these different brands, it's gone from a few brands and understanding their needs and desires to now, we're literally dealing with hundreds of brands. We've got an – metaverse demand, but it's out of their needs…

Unidentified Speaker^ Right.

Unidentified Speaker^ … in communicating that message, and we're talking long term, right…

Unidentified Speaker^ And that's (Inaudible) and the opportunity of cherry picking those partners, right, who is it that we think is – has that innovative best in class position that we can work with, partner with, because these are all partnerships at this point, effectively…

Unidentified Speaker^ Right.

Unidentified Speaker^ … in terms of these two to five year plans are just part of why it's hard to talk names, because these are such – the impact to these brands and to their customer experiences, to millions of their customers’ experiences that we're talking about, is massive. And there's a lot to it.

Unidentified Speaker^ So [that] what we're then doing is using the technology division to develop out these best practices, to develop out what is it that moves the needle in this area, because frankly, most – almost everything we see in the metaverse right now are short term one off type experiences and then the brand has to retarget their customer again to try to launch another experience, to try to generate that reach again.

And so, this longer term view for each one of these verticals and the ability to build out what those resources are so it's not just at the end of the day, the brands that we're able to build things for, but by offering those [SDKs] and the – of course the APIs that underlie those, then these brands and groups are going to be able to build their own experiences from the learnings that we've earned from these partners that have been willing to jump in and figure this out with us…

Unidentified Speaker^ Right.

Unidentified Speaker^ … and lead the world. We were talking with a major industry and they're getting data back from one of the other social media players and saying three weeks later, I'm getting the data, right. We have a huge pop with this particular artist and three weeks later, we find out about this.

And suddenly, as you look to where we're opening things up and we're saying all right, that customer data now gets owned by you. Now, you have that immediacy of data. You can action it immediately and you keep that long term relationship going right.

So, that long term relationship now builds to their future – [we] still may be doing the activations, they still may be partnering with some of those other people that they’ve been doing all along, but now it's building back to a future that they're not just one off paying for over and over again…

Unidentified Speaker^ Right. Right.

Unidentified Speaker^ … it's that longer investment…

Unidentified Speaker^ Right.

Unidentified Speaker^ … that we're seeing and really building relationships with these brands that means that there isn’t anywhere to go as long as we're – respectful in terms of our partnership and transparent, right. I mean that's a big advantage that we have frankly, relative to some of the other platforms, as we can, from the beginning, demonstrate that we are 100% when they succeed, we succeed.

Unidentified Speaker^ So, why don’t we take a moment and do a little deeper dive into entertainment…

Unidentified Speaker^ I think that's a great idea.

Unidentified Speaker^ … and check in with [Danielle]…

Unidentified Speaker^ Yes. Let's (Inaudible) in.

Unidentified Speaker^ All right, well here we are with [Danielle], who really runs a lot of our music and entertainment partnerships…

Unidentified Speaker^ Right.

Unidentified Speaker^ … around metaverse, and [Danielle], what are some of the things that you're seeing and some of the [conversations that] we've been having with some of the different entertainment groups?

Sean Jobe^ I think one thing that we're seeing is we are finding there's a lot of similarities and crossover between the different entertainment groups. So, we may take a specific industry – say it's music and learn what their goals and how they want to penetrate their audience.

And then we're finding when we go to a liquor brand or sports or something else (Inaudible) film in the entertainment industry, a lot of their desires are to know how those other silos are penetrating because there's going to be crossover at some point.

So, the culture inevitably is always going to get intertwined, and so for us to have the learnings on how other industries are approaching the metaverse and these opportunities, we have the inside scoop. And I think we're the only metaverse entertainment group that really has dove in on so many silos simultaneously to do so.

Unidentified Speaker^ One of the important things for us, that we try to do when we have a minute to talk to you is to do a little bit of history to help understand how do we get here, how do we frame and view this opportunity here today? So, the first part of that history lesson is to go all the way back to a period of time between 1976 and ’77 and 1982, what an amazing period of time.

Back then, everyone talked about three major networks, ABC, CBS and NBC. It was not even fathomable that anybody would be able to curate content and distribute it to a television audience unless you were through those three massive giants.

And in fact, think about it – it's kind of funny I mean I remember reliving my childhood Saturday morning cartoons, Sunday football, right the news every night, Walter Cronkite, think about all of the content that we got from those three giants.

And then imagine being a cable company saying hey, I can do 24 hour news or wouldn't people be interested in watching sports all day long, wouldn't people want to watch classic movies. What about paying money to watch movies that were already in the theater. These things were unimaginable, a shift that no one could even think about.

What you're seeing here are inflection points that have happened throughout time, and we're facing the largest inflection point. And it always has to do with the big guys. It always has to do – we're just exchanging ABC, CBS and NBC and we're replacing it with the Facebooks and the Microsofts and other mega companies that are out there – we're just replacing the name, but it's the same history, it's the same story.

They hold all the paths, so it seems to distribution. They hold all of the leverage, yet where are they today? And that's where we want to start. We want to start with helping you understand that we don’t see those companies as competition. When you offer a great product, even back as a cable company, we know that there are audiences that wanted to watch 24 hour news. Ted Turner knew that.

We understand today where our market is and how we're going to approach it. And I'd love to walk you through that.

To say that the metaverse is a huge opportunity and that it's that next big inflection point, you really have to not just hear it from us, but look at the graphic here. Amazing, metaverse, $13 trillion by 2030, but here's something to pay attention to, Bloomberg says it's $800 billion in a year and a half, $8.3 trillion from Morgan Stanley, $8 trillion in Barron’s, 25% of people will spend at least one hour per day in the metaverse in less than 3.5 4 years.

JP Morgan estimates $1 trillion in yearly revenues for the metaverse – unimaginable numbers when you think that today, probably most of you on this shareholder call don’t even really know what a metaverse is or what it may be, yet that's what our financial institutions – the biggest companies on earth in finance are saying the value of this new market is. It is super exciting.

So, now we understand a little bit about not just the opportunity, the market opportunity and how huge that is, but we also understand these huge behemoths that are in this space. And what is their goal? And in fact, what are they doing today?

Well, here's what they're doing today. Today, they own the experience, the relationship and the customer data of just about everything and everyone. When you think about how important our data is, as an individual, when we think how important it is for those platforms to have experiences that attract us so that they can grab our data and then ultimately sell that to brands, so let's talk about that for a minute.

So, if I'm – and I – I'll just for fun, we'll pick on Facebook, so if I'm Facebook or Instagram, they're creating the user experience. So, I come into that application – however I come in, desktop or using my phone and I have an experience that they’ve created.

Number two, is as a part of that experience, they're consuming data on me, did I interact with this, did I message with a friend, am I an – a – clicking on certain ads, what is my activity and what am I doing? And more importantly, they're controlling the relationship between me and anyone outside of the platform, right.

So, let's think about that, if I'm a brand today, and I want to advertise and reach the 3.2 billion people on Facebook, I'm going to set a budget, I'm going to take my ad and I'm going to run it inside their experience which may be good for me, may not be, a customer will click on that and then they're going to buy my product.

But what data do I really have on that customer? I have their name. I've got their – maybe their address. I may have an email. And then once I ship the product, that's really all I really know about that customer. Maybe they're a repeat customer. I might have some more information there, but the majority of it is transactional.

(Inaudible) is the owning the customer or owning the experience. So, here we go, this slide’s going to help us understand everything. So, they want to start the metaverse doing exactly what they’ve been really good at doing in all their other digital properties, right. They’re going to own that content. They're going to own the experience. They're going to own customers. They're going to own everything. And look at how that's worked for them, right.

I [mean you're] you're talking about $4, $5 trillion worth of wealth just with these companies here alone. Why is that? Well, because they're going to continue to sell a closed system where a customer and a brand need them to interact and transact. We’re doing as a business, the literal opposite of that, literally the opposite.

What we are doing is connecting the brands directly to the audience, and we work on behalf of anyone that wants to build a metaverse to reach an audience. So, as builders of metaverses, we work for brands, we work for influencers, we work for anyone that wishes to reach an audience, and we help connect them to their data. We help them connect to their customer.

But here's the most important part, they can create these amazing immersive experiences that work for their businesses or their audiences they are trying to reach. Think about that, everyone here is a shareholder, probably has a different business that you're in and today, as you watch all the amazing things we're going to show you, you're thinking about how you can use this to reach your customers or your audience and how would you apply it. And it's that creativity that works every time.

In fact, closed systems break every time – take you back in history, Apple, Microsoft, now everybody would say you know what, Sean, it's a clear winner, Apple. And they’re what, $2.3 trillion. In fact, the open network ability of Microsoft just providing software and leaving the manufacturing and the hardware, that actually won hands down. Apple went out of business, Microsoft, funny enough, gave it the money to keep [in the] business, but Apple learned something.

When they came out with their next big product, they created an app store, because they realized the power of their product was not their product being closed to their phone and their software, it was going to be this base of giving it to creative – giving it to a community of people that can create products to reach their audiences. It's exactly what we're doing. We are literally helping those creators create products to bring them to their audiences.

So, if anything, think of what we're doing as the supporter of an app store type community. If you need to think about a business model in your brain to think, but we're not going direct to consumer, we're going through those that reach consumers every day and allowing them to create that creative.

Thank you so much for sort of sticking with me on this to this point. But this next slide here super important, because it really is the core of our model and it's actually the most we're going to be able to say publically about exactly what our strategy is going to be – and again, I remind you reach out and talk to us one on one. We want to tell you the strategy but this is all we're going to be putting out publically.

When you look at our business, we want to embrace businesses that embrace brands and shepherd them. So, if we know that brands want to have a relationship with a customer – we know that. We know that they want to create experiences and they would love – and you've seen or are going to see some amazing experiences about how we can help brands talk directly to their customers, right. And so, we know that.

So, we need to look at ReKT, we need to look at the assets that we have and say great, look at all of the brands that are associated with all of those businesses, Rogue, London Royal Ravens. Look at all these brands. So, our job is to embrace those brands, talk to them, help them understand exactly what we offer as a company and provide the services to them.

And that's what we do, we provide services. We're going to help them build their metaverse experience. We're going to give them the creative support. We're going to help provide them the servers and provide the backend infrastructure and provide everything they need to reach their audiences.

Because make no bones about it, every single brand has the budget to reach their audience. So, whether they reach that audience and bring them through their own efforts or whether they reach them through other efforts, they're going to spend money to reach an audience and bring them to them to sell their products goods or services.

But it's a funnel, because we start here, we bring the brands in, we have those conversations, we then engage them, we build their metaverse experience and on the backend, which is our API product business, that's where we have the monthly billing. And ultimately, that's where the client continues to pay for servers, pays for content moderation as a service, paying for data, paying for the mining of data, paying for all of this backend stuff on a monthly services basis.

So, at the end of the day, we're hyper focused on getting the agreements, securing the brands, aligning ourself with the brands. So, think about the ReKT assets, we've got [Talent X], an amazing, amazing group of influencers. We've got an – built in ad agency that's currently serving other brands not even around the team, just other brands in general from the agency perspective.

And then you have the teams themselves, what an amazing beginning of a funnel of talking to brands. And that's just the beginning – literally just the beginning because we've been talking to brands for quite a long time, and you're going to hear a little bit of an update from our teams about what our progress is, because it's been significant over the past six months.

I'm going to give you a little example of amplification and how quickly this business of ours can amplify. When you think about that API engine and being able to service brands and those that want to connect audiences, what's going to happen when we release sort of a software development kit, sort of like a – build an [intranet] website back in the day hit, where you can just do it yourself.

And interesting – literally, just this morning we were talking about one of these growth markets and TikTok was trying to bring in the resurgence of live shopping. But they're doing that on sort of TikTok and Facebook platforms just as videos, where like right now, I could be – and buy this bar of soap and buy these clothes or buy these Lulu Lemon outfits or whatever it may be – that live marketplace.

Imagine giving that creative community, as an example, a software development kit where now they can talk in a room and have conversations with that buying customers. And so, the [SDK] part of our business is the amplification of what we're talking about here, which is that initial first step, which is talking to brands and – who are reaching audiences, creating great metaverse experiences, signing them into the API and then that amplification [ZSDK].

So, that's just a little insight. Some other amazing changes have happened as well. You know, with us looking to go on to the New York Stock Exchange and looking at public markets, we brought in a seasoned veteran, Jason Eustace, we're – we're so happy to have him as our CFO.

He brings a depth of knowledge from Discovery Networks and on, that is really going to help us grow as a company, but more importantly, help talk to the investment community in a way that is super important at this stage.

Jason Eustace^ I'm really excited to be here. I just want to share a little bit more about some questions that I get asked a lot. I – one of the most common questions I get is how we monetize our revenue and then secondly, the other question I get is with regards to our current path towards being a public company.

So, with regards to our revenue monetization, it all starts with the brands. And so, for us, when we talk about brands, we act as the shepherd for those brands. And so, we want those brands to ultimately own their own – own the experience with their customers, own the data with their customers and then ultimately, leverage that data so that they can have a better relationship with their customers.

And so, what we do is our innovation group works with the brands to develop what those metaverse experiences are going to be. And what happens then? So, as we get more brands that go through the process of working with our innovation group, we end up putting together [SDKs]. With those [SDKs], they end up being a tool or an asset that we can use for future brands as they come through the process.

And so, what ends up happening is you end up with a – many, many brands coming through the process and you end up building up a digital asset or a digital library of assets that you can use for future. And why is that important? So, when you think of the conversations and some of the presentation you saw earlier, you see with the ReKT – with the recent acquisition of ReKT there's over 100 brands that are early – that will be early adopters to this process.

So, we're going to – we're going to shepherd all of those 100 – over 107, 110 brands from the ReKT acquisition through this process. We're going to work with them. They're going to own their customers. They're going to own more about their customer data. And they're going to understand more about their customers, so they can be more in touch with them, over a long period of time, it's not just a one and done.

And so, that's – that's truly important for us, because as we develop those relationships with all those brands and as we build a library of tools that we can then license, you'll see that our revenue stack will end up being more diversified, because as the company gets older and as more brands start going through that funnel process, some of the future brands will skip over that funnel and not even work with the innovation group, because they’ll just go straight to the [SDK] library and they will just plug and play and say they want this – this and – this feature, this feature and this feature, and they’ll – they’ll set their metaverse and it will be live.

And then complementing that initial set up of the – of the metaverse, we will then layer on an API component to that. And why is that important? The API is a SaaS model, and so that nice SaaS model amplifies and compounds at a much more accelerated [route] – accelerated rate.

And the other part that's also very important within all of the context that I'm talking about is that once we have a brand through this process from the beginning through to the end, it's an incredibly sticky process. Brands are not going to leave and go choose another metaverse provider. It's much like your cell phone or your [cable bill], you're not – you're generally not moving to another customers, so we generally have these customers for a long period of time.

And so, that's why [we're] the API, which is a nice SaaS model, as well as the [SDK], which is a nice license model, really helps grow and amplify that revenue in years to come.

The second question I get a lot is how – is our current path towards being a publically traded company, so earlier this year, we filed our S4 to do a reverse merger is USI, and we recently received our comment letter back from the SEC, and we're working through answering those questions, as well as updating our financials to be through the end of Q2, and that would be Q2 as of June 30th.

Our goal and hope is to be a publically traded company later this year. It could be as early as the fall or possibly later into 2022, it all depends on timing with the SEC review and so on and so forth. Some of those things are not within our control. And with that, I will turn it back over to John.

John Acunto^ So, this is pretty exciting. Thank you for hanging out with us today and spending some time with our senior leadership team, walking through our business and I get the great pleasure of kind of hoping to sum things up.

For me, this business could be explained with just a couple of images. One of the most powerful images for me was that of two people having a conversation with the zoom boxes over their head. In fact, I would tell you that image changed everything about my view of everything on earth period stop.

Why? Well, if we look at the image right – take a look at the image of a person - here in this case, [Helix] and another person talking in a retail setting. And let's imagine, one is a salesperson and one is a customer, and the salesperson says to the customer, hey you know what, that shirt you have on looks a little tight – you know what, it is a little tight, it was a large, but it fits like a medium.

That's an $18 billion a day problem. But let's talk about another problem that little box over the head addresses, what is the number one reason why people abandon carts? Shopping – they're price shopping. What happens now when a sales representative is given the power and the ability to match a competitor’s price instantly?

So, the customer says hey, I'm looking at that television and look, it's available – and they share their screen – it's available on Best Buy for $999 and your business has it for 1,099. And they can instantly price match.

Here are the questions that you have to ask yourself, does that exist today? And if your answer is of course it doesn’t, John. You knew the answer. That's why you’re here. That's why you're investing. That's why you should think about investing more, because at the end of the day, that is the biggest problem at retail and with businesses today – price comparison shopping and abandoned carts for sizes that don’t fit.

That is the problem, and we just gave you the solution. But on top of that, think about the amazing information that a company now will own. We talked before – you had this other meetings and presentations from our various groups within the company about owning the data, owning the experience and owning the customer.

And so, here we are starting to play that out. Look at that image and isn’t that something a brand is going to want to own. They're going to want to own that experience why? Because they know how to sell their customer best. They know that setting. They know they can put them in the right environment and do those things.

You know the other thing they're going to want – is the data and information. Let me give you a little example about how our immersive experience can give data right away to a brand and that feedback can help them serve that customer that they now own again and again.

So, in that image, let's [act like she asks] a series of questions to the customer, hey, [Helix], do you wear shoes? Do you wear boat shoes or do you wear tennis shoes? You know what, I mainly wear tennis shoes the customer says. Do you sear t-shirts or polo shirts? You know, I mainly wear t-shirts. Do you wear shorts or jeans? I normally wear shorts.

Well, what did we just learn? In three questions, asked organically in that image, we now know exactly what to show the customer. you know, we did a little – a little test, one that you guys probably couldn't replicate but – you probably could if you [went in search] – and [you'll try] to find data on yourself through Salesforce or Oracle or these other great companies that sell your data, I bet you they don’t know those three questions accurately on any of us.

Do you wear shorts? Is that your favorite thing to wear every day? That's the question. The question isn’t do you buy that, the question is do you wear them every day? What do you prefer? That data is invaluable because now they can create that experience.

As we look at experiences and audiences, we move now out of brands as a company and we start thinking about nations and governments. We talked before about Luxemburg, and what is the importance about that? So, let me give you some things to think about, who owns the virtual rights to the images and the likeness [and the] streets of New York City? Is it New York? Do they have some IP rights to their streets? What does – what does Paris own?

What does any country own of their virtual twin? They own nothing. And part of our conversations with government is well, you better hurry up and start thinking about what you own but you also better hurry up and think about what are the IP protections that you need to have in place by building these spaces right away and then licensing them out?

Well, [we're not just] talking about – [they were] talking about education, having [in these] immersive environments anyone who has any child from the age of 5 to 17, guess what they're doing? They're interacting with computer devices, they're interacting with television viewing devices of some kind, and I say television – streaming, that shows my age, streaming devices.

At the end of the day, all they are taught is a digital environment and COVID has just amplified that. Our kids went to digital school. You know, no time in history of ever has more students went and had virtual schooling ever. The outcome of that is now there's a receptive audience saying hey, we need to get better at that. Hey, we need to learn more about that. Hey, we need to figure out how to create better environment for our children to learn.

And that's what we want to be able to talk to governments and nations about – and we are successfully doing that.

When we think of education, we don’t just think of building amazing immersive environments, we think about the public and private relationship that can exist and how can we think about every segment of education being its own supportive public private partnership. And what do I mean by that?

Well, when we think about space exploration or earth sciences or any other type of business, this is a great opportunity for the education community to bring brands in and show what they're doing to help protect that environment – let's say from environmental sciences or if it's space, what Space-X or other businesses are doing or what companies are doing to contribute to a Space-X or the NASAs adventures and how they can help.

So, as we think about where we are today as a business and where we're going and how we get there, we are a true metaverse services and entertainment company. When a brand or a entertainer or any customer comes to us and says we want to build a metaverse, we want to reach audiences with our metaverse, we want to have data services and mine the data, we want to have a customer service experience, we want content moderation at a very high level, because our customers are extremely sensitive.

We provide complete metaverse support and services for every company today, globally. And it's about positioning, right. this isn’t about we're the solution and we have everything today and it's all done and answered, it's about – it's about a solution and it's about being at the right place at the right time and deploying the right strategy at the right time to the right people.

And we believe today, that we're at the right place. We believe we have the right team. And we believe we're now going into the right market, which is heading towards brands, talking to nations, working towards education, working towards building API that is robust and will complement these large businesses and their needs of reaching audiences.

But most importantly, understanding that amplification in 2023 and 2024 around [SDK] and how we build massive experiences for individuals to have their own space and do their own things is super important. But we're also going to embrace our teams.

We are so proud to be owners of two amazing franchises and what we can do together to support them with an amazing metaverse, give them a great creative space, give those brands an opportunity to experience the metaverse and to be frontrunners in their markets. Think about how awesome it is for us as a business to be able to give the brands associated with our franchises, these great market advantages of being in a metaverse. No one in that space has a metaverse. They are all talking. We want to actually deliver one.

Thank you so much for being here today, giving us your time, your attention. We look forward to following up with all of you. I believe at the end of this there's going to be some information about how you can reach out. We look forward to it, and I think we're going to do a great Q&A here as well. I think we have some questions queued up, so we look forward to your amazing questions and of course, your feedback. Thank you.

QUESTIONS AND ANSWERS

Unidentified Speaker^ All right, well welcome to the Q&A segment. I'm going to start off and then – and then I'm going to become the person passing the microphone around. And then I'll let Sean sort of ask the questions and I'll run around…

Sean Cross^ OK.

Unidentified Speaker^ … because we've got all the executives here with the – with the handy dandy microphone…

Sean Cross^ That sounds [like a plan].

Unidentified Speaker^ …and we'll make sure we get everybody in – so, while you're asking the question, I'll stand up and make sure we find out who’s going to answer the question. So…

Sean Cross^ [Sounds like a] (Inaudible)…

Unidentified Speaker^ … why don’t you start us and get us going.

Sean Cross^ Well, all right, so I'll kick off with the first question. Given the recent downturn in public markets, curious about the timing range for the public listing trading of the company?

Unidentified Speaker^ So, I could take that one.

Unidentified Speaker^ Sean (Inaudible)…

Jason Eustace^ At this point, the company is continuing with its current timing to complete the UUU transition as soon as practicable.

Unidentified Speaker^ Excellent.

Unidentified Speaker^ [Very good].

Unidentified Speaker^ Excellent, very good.

Unidentified Speaker^ All right.

Unidentified Speaker^ So, let's do the next question, that's – this one came in from a – an investor name John – no relation…

Unidentified Speaker^ All right, and what effect does the ReKT Global acquisition have on previously announced – agreed merger – that agreed merger with UUU?

Unidentified Speaker^ Another Jason question there…

Unidentified Speaker^ Yes.

Unidentified Speaker^ Yes, [I kind of]…

Unidentified Speaker^ I could definitely take it also as well. So, it doesn’t have any effect on the UUU merger [as that] is proceeding without any interruption.

Unidentified Speaker^ Next question, what effect does the ReKT Global acquisition have on the previously announced agreed merger with UUU?

John Acunto^ Yes, and that's – why don’t you take this one?

Unidentified Speaker^ Sure, John. Thank you…

John Acunto^ Yes.

Unidentified Speaker^ … it does not have any effect. And the UUU merger is proceeding without interruption.

Unidentified Speaker^ That's a great answer.

Unidentified Speaker^ There you go.

Unidentified Speaker^ (Inaudible) and to the point.

Unidentified Speaker^ Short and to the point.

Unidentified Speaker^ OK. What market values and shares counts are expected to be used for the post ReKT Global acquisition Infinity Reality entity and UUU? When calculating the exchange ratio for converting Infinite Reality shares into UUU shares upon closing of the agreed merger with UUU?

Unidentified Speaker^ Got it. So, that's clearly going to be Jason.

Unidentified Speaker^ I'd agree with you. Jason?

Jason Eustace^ Yes, definitely happy to answer that one. So, the merger agreement specifies the exchange formula based on the respective number of shares outstanding at the completion of the merger. But under all circumstances, the current UUU shareholders receive 2.4% of the combined companies and Infinite Reality shareholders receive 97.6% of the combined companies.

Once the S4 is filed, all ReKT shareholder shares will be registered with the SEC.

Unidentified Speaker^ Perfect, that's right.

Unidentified Speaker^ (Inaudible). And that – and that's an important distinction right. At the end of the S4 process and the SEC has reviewed all the information of the combined companies, everyone – all IR shareholders will have registered shares. So, that's exactly right, great point.

Sean?

Sean Cross^ OK, next question, is there a date at which time the merger agreement with UUU is deemed terminated if it has not already closed? If so, what is that date?

John Acunto^ (Inaudible) that sounds like a – something that Jason would have read in detail…

Jason Eustace^ Yes…

John Acunto^ In triplicate. Jason?

Jason Eustace^ Yes, absolutely, John. So, happy to answer that one. So, unless the parties agree to kind of extend their terms, the right under certain circumstances to terminate if the merger has not been completed by the end of November 2022.

Unidentified Speaker^ Got it. So, we are planning on having that done before November 2022…

Unidentified Speaker^ Right.

Unidentified Speaker^ … and obviously there's a lot of things that are still needing to happen with the S4 getting through the SEC and the New York Stock Exchange, but – and then a shareholder vote, so those things, we do think are in the timeline…

Unidentified Speaker^ Well, that's a good point, (Inaudible) we're doing all the things (Inaudible) we're in the right process, but it's up to their timing, we have (Inaudible)…

Unidentified Speaker^ That's right, yes, yes, yes…

Unidentified Speaker^ … their time – so we don’t see any problem with it.

Unidentified Speaker^ Next question, please clarify the difference in what will be received in the form of share conversion, stock options based on exercising prior to the merger deal closing versus after, i.e. if we wait to exercise after the merger is complete, will it have any effect on the conversion terms?

John Acunto^ So, before we answer this – this is actually coming from UBS on behalf of their investors…

Unidentified Speaker^ Right.

John Acunto^ … and we understand there are a lot of people that have options and they want to know, hey should I – should I [pour] – what – is there any effect? Super important question for those, and we know there's like there or four of those that have come through on options, so [what] – [OD] you – why don’t you – (Inaudible) give you the microphone, it's on its way, here we go…

Unidentified Speaker^ Thanks, John.

John Acunto^ Yes, you got it.

Unidentified Speaker^ So, Infinite Reality options will be converted post merger into options for the combined company on the same basis as the common shares, and it's not expected at this time there’ll be any material economic difference.

Unidentified Speaker^ Well, that's great. Thank you.

Unidentified Speaker^ [Sure].

Unidentified Speaker^ OK (Inaudible).

Unidentified Speaker^ So, that – that's super important…

Unidentified Speaker^ Yes.

Unidentified Speaker^ … what – what's the next question.

Sean Cross^ All right, next question – is there a date set for when the executive lockup period ends?

Unidentified Speaker^ Ah – wow, that's probably another [OD] question, but you know hat – yes, [OD], why don’t you do that again as well – that has to do with |sort of staff]…

Unidentified Speaker^ OK…

Unidentified Speaker^ … and employees.

Unidentified Speaker^ We don’t have any company imposed lockups and any executive lockups will be determined by the legal requirements, which we'll get from SEC and from our internal counsel, so.

Unidentified Speaker^ Right. And I – I'm not obviously an attorney, but obviously 144 restrictions…

Unidentified Speaker^ (Inaudible).

Unidentified Speaker^ … will be in place for all senior executives, and we have a lot of executives that hold over 10%, several that own over 10% so they'd have restrictions there beyond 144. So, certainly those lockups are in place and are bound, and I think our executive team holds a significant amount of shares in the company, so certainly that's [helping to give] more clarity.

Unidentified Speaker^ [Sure].

Unidentified Speaker^ So, we have another question…

Unidentified Speaker^ Great.

Unidentified Speaker^ … looks like…

Unidentified Speaker^ Yes.

Unidentified Speaker^ Please provide details on the transfer agent that will be used post deal close or if that will still be done through [Carta]?

John Acunto^ Got it. This is a – another UBS question, different broker, looks like, but great question…

Unidentified Speaker^ Yes.

John Acunto^ … let’s see, Jason, do you want to…

Jason Eustace^ Yes, I can – I can definitely answer that on…

John Acunto^ … [you deal with that one]…

Jason Eustace^ … so, the short answer to that is currently, Infinite Reality is using [Carta] and will continue to do that until the near future. So, back to you, John.

John Acunto^ Got it. So – and that raises a question, is when we do – if and when we do change the transfer agent, every shareholder will be [noticed] in advance, we'll have obviously a very specific process in place there – make sure that it's seamless for everybody. We understand this is not an easy process…

Unidentified Speaker^ Yes.

John Acunto^ … right. Going public, having your private shares converted into public shares and hey, how do I do that? Believe it or not, most of it's done electronically and I'm adding a little bit, Jason – a little bit of color commentary – most of this stuff is done electronically [to] your broker. It's electronically transferred into your account. But when that time comes, which is shortly, we'll make sure to give you all these great…

Unidentified Speaker^ Details [yes]…

John Acunto^ … great details…

Unidentified Speaker^ … [yes].

John Acunto^ Well look, I think that sort of wraps up the questions that we have right now that we can get to…

Unidentified Speaker^ [Right]…

John Acunto^ … and the time allotted for this and we just want to – we want to first off, thank this team, thank the shareholders that made it possible for all of us to come together.

(Inaudible) is so exciting to be able to bring such an amazing team like this together, bringing these companies together to create the first metaverse services company on earth. We're super excited about that.

You know, when we previously announced all of these transactions, we talked about the valuation [and] $2 billion, we added $470 million on top of that with ReKT, and so we're combined business of $2.47 billion and that value is evident, not only in what you've seen today, but in how we're going to be delivering and executing in the market.

And so, thank you for your support, right, for being there – being a part of all of our businesses and we're excited to bring them together, right guys and…

Unidentified Speaker^ (Inaudible).

Unidentified Speaker^ Absolutely.

John Acunto^ … and to get into the market and execute. And – so thank you for joining us and we look forward to seeing you real soon. And again, please reach out to the guys here if you have any questions…

Unidentified Speaker^ (Inaudible).

John Acunto^ … I'm sure you do, we'd love to give you one on one answers and help walk you through anything that you need. Thank you.